Exhibit 99.1

Magnolia Solar Corporation Files 2011 Annual Report

Magnolia Made Significant Progress in 2011 and Plans to Start Commercialization Program in 2012

WOBURN, MA and ALBANY, NY – March 30, 2012 - Magnolia Solar Corporation (OTC: MGLT) ("Magnolia Solar," “Magnolia”) announced today it filed its annual report with the Securities and Exchange Commission on Thursday, March 29, 2012.

Magnolia Solar is a development stage company focused on next generation nanostructure-based thin film solar cells that can be deposited on glass and other flexible substrates for defense and commercial applications.  Magnolia’s research and development effort is located at the Albany Nanotech Center of the College of Nanoscale Science and Engineering (CNSE) in Albany. Magnolia is also part of the Photovoltaic Manufacturing Consortium (PVMC) funded by the U.S. Department of Energy under the Sun Shot program. In addition, State of New York and the New York State Energy Research and Development Agency (NYSERDA) have invested approximately $100 million to build a new facility for the PVMC next generation Copper Indium Selenide (CIGS) based manufacturing process development.

During 2012 Magnolia plans to use CNSE’s PVMC and Solar Energy Development Center in Halfmoon, New York, a 100 kilowatt prototyping facility, to test and develop manufacturing process. Magnolia believes that the use of this facility to develop, refine, evaluate, and finalize its technology program provides a very cost-effective approach to commercialization.

Magnolia has filed several patents to protect its intellectual property and is adding key technical personnel to validate and commercialize these solar cell technologies. Magnolia’s goal is to increase the efficiency from the present thin film solar cell efficiency of about 11% to those rivaling efficiencies of crystalline photovoltaic cells in a commercial environment at a cost of significantly less than current costs; potentially reaching $0.50 per watt.

Magnolia has received the following awards to advance the development of its technology:

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Magnolia Solar received its first purchase order for $1 million award from the New York State Energy Research and Development Authority (“NYSERDA”) for the development of advanced thin-film solar cells using its technology, in partnership with the College of Nanoscale Science and Engineering (“CNSE”) at the University of Albany. This work successfully transitioned from the first phase to the next phase and the work on this contract is ongoing at present;

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Magnolia was awarded a contract from the National Aeronautical and Space Administration (NASA) for the development of a quantum-well waveguide technology for solar cell. The work on the NASA contract has been completed. The amount of the award was $99,999;

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Magnolia was awarded a Phase I contract from the U.S. Air Force to study the development of flexible, lightweight, ultra-high efficiency solar cells. The Phase I contract was for $99,999. Following the work for this contract which demonstrated Magnolia Solar’s approach to simultaneously increase the current and voltage output of photovoltaic devices for space power applications, the U.S. Air Force has extended the contract to Phase II of the SBIR to demonstrate the technology. The amount of the Phase II award is $750,000 and the work on this contract is currently underway;

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Magnolia Solar received a second Phase I award from the U.S. Air Force to develop ultra-high efficiency, single junction quantum dot solar cells that can potentially match the efficiency of multiple junction solar cells at significantly lower costs. The contract amount was $99,999. The work on this contract has been completed;

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Magnolia received an innovative product development contract from NYSERDA. The baseline program award is $250,000. The goal of this contract is to improve the performance of thin film solar cells by incorporating advanced light trapping techniques and nanostructured optical coatings. Work on this contract is currently underway.

Dr. Ashok Sood, President and CEO stated “In 2011 we made significant advances in the development of our technology. We have demonstrated that our technology can increase both voltage and current to increase the efficiency of thin-film solar cells to levels that have not been achieved in commercial production to date. We have also successfully demonstrated that our nanostructure based antireflective coating technology can achieve near perfect transmittance to potentially eliminate sun light reflection, thereby increasing photon absorption and solar cell efficiency. Our focus in 2012 is to work with our partners in the Albany, New York area to scale up and develop commercial processes for some of these technologies.”

Magnolia Solar reported that it had revenue of $675,971 for the fiscal year 2011, which produced a gross profit of $297,910. The indirect and administrative labor, professional fees, depreciation and amortization, and general and administrative expenses were $1,337,399.  Magnolia Solar reported a net loss of $2,239,631 or $0.09 per share, which included non-operating expenses relating to interest expenses and amortization of the original issue discount on a note associated with the reverse merger.

About Magnolia Solar Corporation:

Based in Woburn, MA and Albany, NY, Magnolia Solar was founded in 2008 to develop and commercialize revolutionary new thin film solar cell technologies that employ nanostructured materials and designs. Both higher current and voltage outputs are expected from thin film solar cells that combine Magnolia's exclusive material structures with advanced optical coatings. Magnolia's patent-pending technology has the ability to capture a larger part of the solar spectrum to produce high efficiency solar cells, and incorporates a unique nanostructure-based antireflection coating technology to further increase the solar cell's efficiency, thereby reducing the cost per watt. Magnolia Solar technology targets electrical power generation applications, such as power for electrical grids and distributed power applications ranging from commercial and residential lighting to specialized military applications.

For more information, please visit www.MagnoliaSolar.com, or visit us on Facebook, Twitter, You Tube, or LinkedIn.

Forward-Looking Statements: This release contains forward-looking statements, including, without limitation, statements concerning our business and possible or assumed future results of operations. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons including: our ability to continue as a going concern, adverse economic changes affecting markets we serve; competition in our markets and industry segments; our timing and the profitability of entering new markets; greater than expected costs, customer acceptance of our products or difficulties related to our integration of the businesses we may acquire; and other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

For more information contact:
info@magnoliasolar.com

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